Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR MAY

2007

BOHEMIA, N.Y. - June 13, 2007 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com). a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of May 2007 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF MAY

($ In Millions)

	2007	2006	% Change
Wholesale / US Nutrition	$76	$78	-2%
North American Retail	$19	$19	-1%
European Retail	$53	$49	8%
Direct Response/ E-commerce	$17	$18	-5%
Total	$166	$164	1%

European Retail net sales in local currency increased 2% for May 2007. North American Retail same store sales increased 3% in May 2007.

NBTY’s preliminary unaudited net sales results for the two months April and May 2007 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS APRIL AND MAY

($ In Millions)

	2007	2006	% Change
Wholesale / US Nutrition	$159	$156	1%
North American Retail	$37	$40	-6%
European Retail	$102	$91	12%
Direct Response/ E-commerce	$31	$33	-6%
Total	$329	$320	3%

European Retail net sales in local currency increased 3% for the two month period of April and May 2007. North American Retail same store sales decreased 2% for the two month period of April and May 2007.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com). SISU® (www.SISU.com), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.